Intelligent Communication Enterprise Corp. Completes the Sale of its Messaging Business

SINGAPORE.  – May 16, 2011 – Intelligent Communication Enterprise Corporation (OTCBB: ICMC), (www.icecorpasia.com) (ICE Corp) today announced that it has closed the sale of its mobile-messaging business and all related assets to a group led by Bakel AB, a Swedish entity.  As provided in the sale agreement, ICE Corp received $2.0 million in cash and 110,000,000 shares of its common stock at closing.  The common stock has been returned to ICE Corp’s transfer agent for cancellation which should bring down the number of issued and outstanding shares to ca.  540 million.  An additional $370,000 has been held by the purchaser pending reconciliation of bank balances and other financial matters expected to be concluded by the end of this month.

“The closing of the sale of our messaging interests marks a key turning point in ICE Corp’s evolution.  We have paid down most of our debt and significantly reduced the number of outstanding shares in our common stock.  We are fully focused on our Modizo platform and will commit the required resources to set the company on course to reach its potential sooner than anticipated,” commented Bala Balamurali, CEO of ICE Corp.

About Intelligent Communication Enterprise
Intelligent Communication Enterprise Corporation (OTCBB: ICMC) offers a range of innovative enterprise and consumer solutions over the mobile phone.  ICE Corp owns and operates the ICEsync platform, which currently hosts Modizo.com the celebrity video blog and the related applications for mobile devices.  Intelligent Communication Enterprise is a Pennsylvania, USA, Corporation, with offices in Singapore and Malaysia.  For more information about ICE Corp. visit http://www.icecorpasia.com.

Safe Harbor Statement
This news release may contain "forward-looking" statements.  These forward-looking statements are only predictions and are subject to certain risks, uncertainties and assumptions.  Actual results may differ materially from the forward-looking statements in this press release, additional risks and uncertainties are identified and described in the Company's SEC reports.  Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date.  The Company does not undertake, and the Company specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events, or circumstances after the date of such statement.

CONTACT: Intelligent Communication Enterprise Corporation
contact@icecorpasia.com